PRESS RELEASE For Immediate Release	Contact Lynn Felsinger Visualant, Inc.
206.903.1351 phone 206.903.1352 fax lynn@visualant.net

Visualant Dr. William E. Gordon III to Board of Directors

Seattle, WA., June 16, 2006/PRNewswire-Visualant, Inc. (OTC BB: VSUL), a color technology company (“VSUL”) which provides multi-dimensional spectral-based pattern file creation security solutions, today announced the election of William E. Gordon III to its board of directors.

Ralph Brier, President and CEO of Visualant, Inc., announced today the election of Dr. William E. Gordon III to the Company’s Board of Directors. Brier said, “Dr. Gordon’s research background and business acumen bring a perfect mix of talents and expertise to the Visualant Board. We look forward to Bill’s active participation and contributions to the company.”

Dr. William E. Gordon III, PhD is a partner with Branded Asset Management Group (BAM), LLC of NY in their new Branded Asset Security Practice which he will help lead. Dr. Gordon is an experienced financial and technology executive as well as entrepreneur, having managed multi-billion dollar investment portfolios with Alliance Capital Management in NY, and co-founded a partnership that built up a 20 million franchise home, 12 million customer, broadband footprint in four countries of Europe between 1996 and 2001. He currently is an angel investor, board member and Acting CEO and President of Tetragenetics, Inc., a startup biotech firm specializing in novel approaches to vaccine development, especially potential pandemic forms of influenza. His original training prior to his business career was in the fields of molecular and cellular biology. Dr. Gordon holds a BS in Biological Sciences from Wayne State University in Detroit, a Ph.D. in Zoology from UC Berkeley where he specialized in molecular and cellular biology of cultured mammalian cells, and an MBA from the Wharton School with a specialization in finance. Dr. Gordon spent five years at Cold Spring Harbor Laboratories in New York working in the laboratory of Dr. James Watson spanning three years of the research for his UC Berkeley Ph.D. as well as two years of post-doctoral work as a fellow of the Muscular Dystrophy Association.

About Visualant, Inc.

Visualant, Incorporated develops unique and revolutionary color technology (patents pending), providing multi-dimensional spectral-based pattern file creation and matching. Color pattern files can be created from any digital photograph or scan, without having to reprint, recreate, recall, or modify existing digital source documents. Those pattern files are then matched against existing databases to detect identity crime, forgery, counterfeiting, and other frauds. Visualant provides an accurate and rapid detection tool for a range of critical applications, including national security, forgery/fraud prevention, brand protection, and product-tampering protection. Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "VSUL."

The statements made by Visualant, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements describe the Company's future plans, projections, strategies and expectations, and may be identified by words such as "expects", "anticipates", "intends," "plans", "believes," "seeks," "estimates" or words of similar meaning. These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements. These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Visualant, Inc. SEC reports and filings, including our Annual Report on Form 10-KSB, filed on February 9th, 2006, and subsequent Quarterly Reports on Form 10-QSB and Current Report on Form 8-K. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

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